Exhibit 4.3

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of February 13, 2013, is entered into by and among WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, formerly known as Wells Fargo Foothill, LLC, as the administrative agent (in such capacity, “Agent”) for the Lenders (as defined below), the Lenders, STANADYNE INTERMEDIATE HOLDING CORP., a Delaware corporation (“Parent”), and STANADYNE CORPORATION, a Delaware corporation (“Borrower”).

RECITALS

A. Borrower, Parent, the lenders party thereto from time to time (the “Lenders”) and Agent have previously entered into that certain Credit Agreement dated as of August 13, 2009 (as the same may be modified, supplemented or amended from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrower. Terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.

B. Borrower has requested that Agent and the Lenders amend the Credit Agreement which Agent and the Lenders are willing to do pursuant to the terms and conditions set forth herein.

C. Borrower and Parent are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent’s or any Lender’s rights or remedies as set forth in the Credit Agreement are being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments to Credit Agreement.

(a) The following definitions are hereby added to Schedule 1.1 of the Credit Agreement in their proper alphabetical order:

“ ‘Intercreditor Agreement’ means the Intercreditor Agreement, dated as of February 13, 2013, among Agent, in its capacity as the First Lien Collateral Agent (as defined therein) for the First Lien Claimholders (as defined therein) and Jefferies Finance LLC, in its capacity as the Second Lien Collateral Agent (as defined therein) for the Second Lien Claimholders (as defined therein), as amended, restated, amended and restated, supplemented or modified in accordance with the terms thereof.”

“ ‘Second Lien Term Loan Agreement’ means the Second Lien Term Loan Agreement dated as of February 13, 2013, among Stanadyne Corporation, as borrower, Stanadyne Intermediate Holdings Corp., the other guarantors party thereto from time to time, the lenders party thereto from time to time, and Jefferies Finance LLC, as administrative agent and collateral agent, as amended, restated, amended and restated, supplemented or modified in accordance with the terms thereof, the Intercreditor Agreement and this Agreement.”

(b) The definition of “Base Rate Margin” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“ ‘Base Rate Margin’ means, as of any date of determination, (a) with respect to any portion of the outstanding Guaranteed Advances on such date that is a Base Rate Loan, 1.00 percentage point, and (b) with respect to any portion of the outstanding Advances on such date that is a Base Rate Loan, the applicable margin set forth in the following table that corresponds to the most recent Average Excess Availability calculation delivered to Agent pursuant to Section 5.1 of the Agreement (the “Average Excess Availability Calculation”); provided, however, that for the period from the Closing Date through the date Agent receives the Average Excess Availability Calculation in respect of the testing period ending September 30, 2009, the Base Rate Margin for such outstanding Advances shall be at the margin in the row styled “Level III”:

Level	Borrower’s Average Excess Availability	Base Rate Margin

I	Less than $8,500,000	2.00 percentage points

II	Greater than or equal to $8,500,000 but less than $11,000,000	1.75 percentage points

III	Greater than or equal to $11,000,000	1.50 percentage points

Except as set forth in the foregoing proviso, the Base Rate Margin for Advances shall be based upon the most recent Average Excess Availability Calculation, which will be calculated as of the end of each fiscal quarter. The Base Rate Margin for Advances shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified Average Excess Availability Calculation pursuant to Section 5.1 of the Agreement; provided, however, that if Borrower fails to provide such certification when such certification is due, the Base Rate Margin for Advances shall be set at the margin in the row styled “Level I” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Base Rate Margin for Advances shall be set at the margin based upon the calculations disclosed by such certification). In the event that the information regarding the Average Excess Availability Calculation contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Base Rate Margin for Advances for any period (a “Base Rate Period”) than the Base Rate Margin for Advances actually applied for such Base Rate Period, then (i) Borrower shall immediately deliver to Agent a correct certificate for such Base Rate Period, (ii) the Base Rate Margin for Advances shall be determined as if the correct Base Rate Margin (as set forth in the table above) were applicable for such Base Rate Period, and (iii) Borrower shall immediately deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Base Rate Margin for such Base Rate Period, which payment shall be promptly applied by Agent to the affected Obligations; provided, that Borrower’s obligations pursuant to this sentence shall not survive payment in full of the Obligations and termination of this Agreement.”

(c) The definition of “Change of Control” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“ ‘Change of Control’ means that (a) Equity Sponsor fails to own and control, directly or indirectly, 51%, or more, of the Stock of Holdings having the right to vote for the election of members of the Board of Directors of Holdings, (b) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Equity Sponsor, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35%, or more, of the Stock of Holdings having the right to vote for the election of members of the Board of Directors of Holdings, (c) a majority of the members of the Board of Directors of Holdings do not constitute Continuing Directors, (d) Holdings fails to own and control directly 100% of the Stock of Parent, (e) Parent fails to own and control, directly or indirectly, 100% of the Stock of each other Loan Party, or (f) a “Change of Control” as defined in the Second Lien Term Loan Agreement occurs.”

(d) Clause (a) of the definition of “Eligible Accounts” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“ (a) (i) Accounts that the Account Debtor has failed to pay within 90 days of the original invoice date, (ii) Accounts that are more than 60 days past due, or (iii) Accounts that have selling terms of more than 61 days (or 75 days solely with respect to Accounts owing by Wix Filtration Products and Wix Z.O.O.; provided, however, that the aggregate amount of Availability generated on account of Accounts owing by Wix Filtration Products and Wix Z.O.O. which have selling terms of more than 61 days shall not exceed $2,500,000),”

(e) Clause (i) of the definition of “Eligible Accounts” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“ (i) (1) Accounts with respect to an Account Debtor (other than Deere & Company, Ford Motor Company, Ford Werke AG, and General Motors) whose total obligations owing to Borrower exceed 15% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; (2) Accounts with respect to Ford Motor Company and Ford Werke AG whose total obligations owing to Borrower exceed 20% (such percentage being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtors deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtors in excess of such percentage, (3) Accounts with respect to Deere & Company whose total obligations owing to Borrower exceed 40% (provided, that such percentage shall be reduced to 20% effective November 1, 2013, and such percentage shall be subject to other reductions by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; (4) Accounts with respect to General Motors whose total obligations owing to Borrower exceed 40% (such percentage being subject to reduction by Agent in its Permitted

Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage, and (5) Accounts with respect to the five Account Debtors and their Affiliates who have the highest total obligations owing to Borrower out of all other Account Debtors whose aggregate total obligations owing to Borrower exceed 80% of all Eligible Accounts, to the extent of the aggregate obligations owing by such Account Debtors and their Affiliates in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentages shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limits,”

(f) The definition of “Inventory Block” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“ ‘Inventory Block’ means an amount equal to $2,000,000; provided, that if Borrower consummates the sale leaseback transaction permitted under clause (n) of the definition of Permitted Dispositions, the Inventory Block shall be increased to an amount equal to $4,000,000; provided, further, that the amount of the Inventory Block may be decreased (and subsequently increased from time to time up to the foregoing caps) from time to time in the sole discretion of Agent.”

(g) The definition of “LIBOR Rate Margin” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“ ‘LIBOR Rate Margin’ means, as of any date of determination (a) with respect to any portion of the outstanding Guaranteed Advances on such date that is a LIBOR Rate Loan, 2.00 percentage points, and (b) with respect to any portion of the outstanding Advances on such date that is a LIBOR Rate Loan, the applicable margin set forth in the following table that corresponds to the most recent Average Excess Availability calculation delivered to Agent pursuant to Section 5.1 of the Agreement (the “Average Excess Availability Calculation”); provided, however, that for the period from the Closing Date through the date Agent receives the Average Excess Availability Calculation in respect of the testing period ending September 30, 2009, the LIBOR Rate Margin for Advances shall be at the margin in the row styled “Level III”:

Level	Borrower’s Average Excess Availability	LIBOR Rate Margin

I	Less than $8,500,000	3.00 percentage points

II	Greater than or equal to $8,500,000 but less than $11,000,000	2.75 percentage points

III	Greater than or equal to $11,000,000	2.50 percentage points

Except as set forth in the foregoing proviso, the LIBOR Rate Margin for Advances shall be based upon the most recent Average Excess Availability Calculation, which will be calculated as of the end of each fiscal quarter. The LIBOR Rate Margin for Advances shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified Average Excess Availability Calculation pursuant to Section 5.1 of the Agreement; provided, however, that if Borrower fails to provide such certification when such certification is due, the LIBOR Rate Margin for Advances shall be set at the margin in the row styled “Level I” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the LIBOR Rate Margin for Advances shall be set at the margin based upon the calculations disclosed by such certification). In the event that the information regarding the Average Excess Availability Calculation contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher LIBOR Rate Margin for Advances for any period (a “LIBOR Rate Period”) than the LIBOR Rate Margin for Advances actually applied for such LIBOR Rate Period, then (i) Borrower shall immediately deliver to Agent a correct certificate for such LIBOR Rate Period, (ii) the LIBOR Rate Margin for Advances shall be determined as if the correct LIBOR Rate Margin (as set forth in the table above) were applicable for such LIBOR Rate Period, and (iii) Borrower shall immediately deliver to Agent full payment in respect of the accrued additional interest as a result of such increased LIBOR Rate Margin for such LIBOR Rate Period, which payment shall be promptly applied by Agent to the affected Obligations; provided, that Borrower’s obligations pursuant to this sentence shall not survive payment in full of the Obligations and termination of this Agreement.”

(h) The definition of “Loan Documents” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“ ‘Loan Documents’ means the Agreement, the Bank Product Agreements, any Borrowing Base Certificate, the Controlled Account Agreements, the Control Agreements, the Copyright Security Agreement, the Fee Letter, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Security Agreement, the Intercreditor Agreement, each Sponsor Guaranty, the Trademark Security Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application entered into by Borrower in connection with the Agreement, and any other agreement entered into, now or in the future, by Parent or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.”

(i) The definition of “Maximum Revolver Amount” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“ ‘Maximum Revolver Amount’ means, as of any date of determination, $40,000,000, decreased by: (a) the amount of the EXIM Commitment as of such date, and (b) the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.”

(j) Clause (n) of the definition of “Permitted Dispositions” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(n) the sale and leaseback of Borrower’s Real Property located at 92 Deerfield Road, Windsor, Connecticut, so long as: (i) such sale is made for cash consideration in an amount not less than the fair market value of such Real Property; (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom; (iii) Agent has obtained a collateral access agreement, in form and substance reasonably satisfactory to Agent, from the owner of such Real Property; (iv) Borrower has provided Agent with prior written notice of the consummation of such sale and leaseback transaction; and (v) Borrower provides written notice to Agent immediately upon consummation of such sale and leaseback transaction, and”

(k) Clause (j) of the definition of “Permitted Indebtedness” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“ (j) (i) Indebtedness of Borrower evidenced by the Senior Subordinated Note Indenture and (ii) Indebtedness of the Loan Parties under the Second Lien Term Loan Agreement and the Loan Documents (as defined in the Second Lien Term Loan Agreement) in an aggregate principal amount not to exceed, in the case of this clause (ii), (x) $25,000,000 plus (y) so long as no Event of Default has occurred and is continuing at the time of the incurrence thereof, the aggregate principal amount of the Incremental Term Facility (as defined in the Second Lien Term Loan Agreement as in effect on the effective date thereof) in an aggregate principal amount not to exceed $15,000,000; provided that the terms applicable to such Incremental Term Facility (including, without limitation, as to maturity, interest rate, funding fees, prepayment terms, covenants, collateral and guarantees) shall be the same as the terms applicable to the term loans initially advanced under the Second Lien Term Loan Agreement on the effective date thereof, in each case, and any Refinancing Indebtedness in respect of such Indebtedness,”

(l) Clause (n) of the definition of “Permitted Indebtedness” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“ (n) Indebtedness consisting of (x) secured guarantees of Parent and its Subsidiaries under which Parent and its Subsidiaries guarantee Indebtedness owing by Holdings or (y) other Indebtedness of Parent and its Subsidiaries, in each case so long as: (i) the aggregate amount of such Indebtedness (including the underlying Indebtedness which is guaranteed by Parent and its Subsidiaries) does not exceed $65,000,000, (ii) the underlying Indebtedness which is guaranteed by Parent and its Subsidiaries is incurred by Holdings solely to refinance all or a portion of the Indebtedness evidenced by the Senior Discount Note Indenture, and any other Indebtedness incurred directly by Parent and its Subsidiaries is used solely to refinance all or a portion of the Indebtedness evidenced by the Senior Discount Note Indenture, Senior Subordinated Note Indenture or the Second Lien Term Loan Agreement, (iii) no Default or Event of Default has occurred and is continuing at the time such Indebtedness is incurred, and (iv) such Indebtedness is subordinated to the Obligations on terms and conditions acceptable to Agent in its sole discretion,”

(m) Clause (p) of the definition of “Permitted Indebtedness” set forth in Schedule 1.1 of the Credit Agreement is hereby amended by deleting the word “and” at the end thereof.

(n) Clause (q) of the definition of “Permitted Indebtedness” set forth in Schedule 1.1 of the Credit Agreement is hereby amended by re-lettering such clause (q) as clause (s).

(o) The definition of “Permitted Indebtedness” set forth in Schedule 1.1 of the Credit Agreement is hereby amended by inserting the following new clause (q) and clause (r) therein in the proper alphabetical order:

“ (q) Indebtedness owing to any Sponsor Guarantor (or Affiliate thereof) so long as such Indebtedness is subordinated (as to both payment subordination and lien subordination) to the Obligations on terms and conditions acceptable to Agent in its sole discretion, including, without limitation, the delivery of a subordination agreement acceptable to Agent in its sole discretion,”

“(r) unsecured Indebtedness of the Borrower in an aggregate principal amount not to exceed $15,000,000 (reduced dollar-for-dollar by any increase in the Indebtedness under the Second Lien Term Loan Agreement in connection with the exercise of the Incremental Term Facility (as defined in the Second Lien Term Loan Agreement as in effect on the effective date thereof) under clause (j)(ii) of this definition), and”

(p) Clause (r) of the definition of “Permitted Liens” set forth in Schedule 1.1 of the Credit Agreement is hereby amended by deleting the word “and” at the end thereof.

(q) Clause (s) of the definition of “Permitted Liens” set forth in Schedule 1.1 of the Credit Agreement is hereby amended by deleting the “ . ” at the end thereof and substituting “ , ” in lieu thereof.

(r) The definition of “Permitted Liens” set forth in Schedule 1.1 of the Credit Agreement is hereby amended by inserting the following new clause (t) and clause (u) therein in the proper alphabetical order:

“ (t) Liens securing Indebtedness permitted under clause (j)(ii) of the definition of Permitted Indebtedness so long as such Liens are subject to the Intercreditor Agreement, and”

“(u) Liens securing Indebtedness permitted under clause (q) of the definition of Permitted Indebtedness so long as such Liens are subordinated to the Liens of Agent on terms and conditions acceptable to Agent in its sole discretion.”

(s) The definition of “Revolver Commitment” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“ ‘Revolver Commitment’ means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement. Notwithstanding anything to the contrary in this Agreement or on Schedule C-1, (A) the aggregate amount of the Revolver Commitment of each Lender hereunder shall be deemed to be temporarily reduced by the amount of the EXIM Commitment, proportionate to such Lender’s Pro Rata Share, and (B) the aggregate amount of the Revolver Commitments under this Agreement combined with the aggregate amount of “Revolver Commitments” (as such term is used in the EXIM Credit Agreement) shall not exceed $40,000,000.”

(t) Section 2.4(e) of the Credit Agreement is hereby amended by inserting the following new clause (vi) in the proper numerical order:

“ (vi) Excess Proceeds. Notwithstanding anything contained in this Section 2.4(e) to the contrary, unless the Administrative Agent otherwise consents in writing, Borrower shall prepay the outstanding principal amount of the Obligations and the EXIM Obligations in accordance with Section 2.4(f)(iii) to the extent necessary from time to time to reduce, to the maximum extent possible, amounts for which Borrower is required to make an Asset Sale Offer under Section 4.10 of the Second Lien Term Loan Agreement.”

(u) Section 2.4(f) of the Credit Agreement is hereby amended by inserting the following new clause (iii) in the proper numerical order:

“ (iii) Each prepayment pursuant to Section 2.4(e)(vi) above shall (A) so long as no Application Event shall have occurred and be continuing, be applied, unless otherwise required by Wells Fargo’s or WFF’s agreements with EXIM Bank, first, to the outstanding principal amount of the Advances (with a corresponding permanent reduction in the Maximum Revolver Amount), until paid in full, second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage (with a corresponding permanent reduction in the Maximum Revolver Amount), third to the outstanding EXIM Advances, and fourth to the outstanding Guaranteed Advances and interest with respect thereto, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). It is hereby understood and agreed that, notwithstanding anything contained in this Agreement or in the EXIM Credit Agreement to the contrary, the proceeds of Collateral constituting Export-Related Accounts shall be applied first to the EXIM Obligations, in accordance with the agreements between Wells Fargo or WFF and EXIM Bank.”

(v) Section 6.7(b)(iii) of the Credit Agreement is hereby amended by deleting the “ . ” at the end thereof and substituting “ , or ” in lieu thereof.

(w) Section 6.7 of the Credit Agreement is hereby amended by inserting the following new clause (c) in the proper alphabetical order:

“ (c) Make any prepayment, redemption, defeasance, or repurchase of Indebtedness required under Section 1.10 of the Second Lien Term Loan Agreement without the prior written consent of the Lenders.”

(x) Section 6.9(b) of the Credit Agreement is hereby amended by deleting the reference to “$8,000,000” therein and substituting “$6,000,000” in lieu thereof.

(y) Section 8.9 of the Credit Agreement is hereby amended by deleting the “ . ” at the end thereof and substituting “ ; ” in lieu thereof.

(z) Section 8.12 of the Credit Agreement is hereby amended by inserting “ or ” at the end thereof.

(aa) Section 11 of the Credit Agreement is hereby amended by amending and restating the notice information for counsel to Wells Fargo Capital Finance, LLC in its entirety as follows:

MORGAN, LEWIS & BOCKIUS LLP

300 S. Grand Avenue, Twenty-Second Floor

Los Angeles, CA 90071-3132

Attn: Marshall C. Stoddard, Jr., Esq.

Fax No.: 213-612-2501

(bb) The Credit Agreement is hereby amended by inserting the following new Section 17.13 in the proper numerical order:

“ 17.13 Intercreditor Agreement. Each member of the Lender Group (a) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement, (b) authorizes and instructs Agent to enter into the Intercreditor Agreement as First Lien Collateral Agent on behalf of such holder of First Lien Obligations (as defined in the Intercreditor Agreement), and (c) acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement was delivered, or made available, to such member of the Lender Group.”

(cc) Schedule C-1 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto.

2. Conditions Precedent to Effectiveness of this Amendment. This Amendment shall not become effective until all of the following conditions precedent shall have been satisfied or waived by Agent:

(a) Amendment. Agent shall have received this Amendment fully executed in a sufficient number of counterparts for distribution to all parties.

(b) Amendment Fee. Agent shall have received a non-refundable amendment fee in the amount of One Hundred and Fifty Thousand Dollars ($150,000), which fee is fully earned as of, and due and payable on, the date hereof.

(c) Amendment to EXIM Credit Agreement. Agent shall have received an amendment to the EXIM Credit Agreement, in form and substance satisfactory to Agent, fully executed by Borrower and Parent (the “EXIM Amendment”) and which shall be in full force and effect. Each condition set forth in Section 2 of the EXIM Amendment shall have been satisfied in accordance with the terms thereof.

(d) EXIM Bank. Agent shall have received the approval of the EXIM Bank, in form and substance reasonably satisfactory to Agent, for the transactions evidenced by this Amendment and the EXIM Amendment.

(e) Second Lien Term Loan Agreement. Agent shall have received a certificate from the Secretary of the Borrower attaching a true, correct and complete copy of the Second Lien Term Loan Agreement and each other Loan Document (as defined in the Second Lien Term Loan Agreement), which shall have been duly executed and delivered by the parties thereto and which shall, concurrently with this Amendment, be in full force and effect. Each condition set forth in Section 2.1 of the Second Lien Term Loan Agreement shall have been satisfied in accordance with the terms thereof and the Borrower shall have received proceeds from the term loans thereunder in an aggregate amount not less than $25,000,000 (net of any applicable fees and/or original issue discount).

(f) Intercreditor Agreement. Agent shall have received a true, correct and complete copy of the Intercreditor Agreement, which shall have been duly executed and delivered by the parties thereto and which shall be in full force and effect.

(g) Secretary’s Certificate; Authorizing Resolutions. Agent shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party’s Board of Directors authorizing its execution, delivery, and performance of this Amendment and the other Loan Documents to which such Loan Party is a party, (ii) authorizing specific officers of such Loan Party to execute the same, (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party, (iv) attaching true, correct and complete copies of such Loan Party’s Governing Documents or certifying that there have been no amendments or modifications thereof since the last delivery thereof to Agent and that such Governing Documents are in full force and effect.

(h) Representations and Warranties. The representations and warranties set forth herein and in the Credit Agreement (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) must be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof).

(i) Other Required Documentation. Agent shall have received all other documents and legal matters in connection with the transactions contemplated by this Amendment and such documents shall have been delivered or executed or recorded and shall be in form and substance reasonably satisfactory to Agent.

3. Representations and Warranties. Each of Borrower and Parent represents and warrants to the Agent and the Lenders as follows:

(a) Authority. Each of Borrower and Parent has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery and performance by each of Borrower and Parent of this Amendment have been duly approved by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restriction binding on any Borrower or Parent. No other corporate proceedings are necessary to consummate such transactions.

(b) Enforceability. This Amendment has been duly executed and delivered by each of Borrower and Parent. This Amendment and each Loan Document (as amended or modified hereby) is the legal, valid and binding obligation of each of Borrower and Parent, enforceable against each of Borrower and Parent in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally), and is in full force and effect.

(c) Representations and Warranties. The representations and warranties contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof as though made on and as of the date hereof.

(d) No Default. No event has occurred and is continuing that constitutes a Default or Event of Default.

4. Choice of Law. The validity of this Amendment, the construction, interpretation, and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

5. Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

6. Reference to and Effect on the Loan Documents.

(a) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b) Except as specifically set forth in this Amendment, the Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of each of Borrower and Parent to Agent and Lenders without defense, offset, claim or contribution.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Agent or any Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

7. Ratification. Each of Borrower and Parent hereby ratify and confirm in all respects the Credit Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

8. Estoppel. To induce Agent and Lenders to enter into this Amendment and to induce Agent and Lenders to continue to make advances to Borrower under the Credit Agreement, each of Borrower and Parent hereby acknowledges and agrees that, after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of either of Borrower or Parent as against Agent or any Lender with respect to the Obligations.

9. Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

10. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11. Submission of Amendment. The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or any Lender to waive any of their respective rights and remedies under the Loan Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

STANADYNE INTERMEDIATE HOLDING CORP. a Delaware corporation

By:	/s/ STEPHEN S. LANGIN
Name:	Stephen S. Langin
Title:	Chief Financial Officer

STANADYNE CORPORATION, a Delaware corporation

By:	/s/ STEPHEN S. LANGIN
Name:	Stephen S. Langin
Title:	Vice President, Chief Financial Officer and Secretary

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender

By:	/s/ PAUL G. CHAO
Name:	Paul G. Chao
Title:	Senior Vice President

Exhibit A

Schedule C-1

Commitments

Lender	Revolver Commitment[1]	Guaranteed Revolver Commitment
Wells Fargo Capital Finance, LLC	$40,000,000	$20,833,333.33
All Lenders	$40,000,000	$20,833,333.33

[1]	Notwithstanding the following, (A) the aggregate amount of the Revolver Commitment of each Lender hereunder shall be deemed to be temporarily reduced by the amount of the EXIM Commitment, proportionate to such Lender’s Pro Rata Share, and (B) the aggregate amount of the Revolver Commitments under this Agreement combined with the aggregate amount of “Revolver Commitments” (as such term is used in the EXIM Credit Agreement) shall not exceed $40,000,000.